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                                                                   [TRIKON
                                                              TECHNOLOGIES LOGO]

                                                                    Exhibit 99.1


Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

                                 PRESS RELEASE


              Trikon Announces $12.6 Million Common Stock Financing
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NEWPORT, Wales, United Kingdom - April 16, 2002 - Trikon Technologies, Inc.
(NASDAQ: TRKN) today announced that it signed agreements for the private placement of 1,093,348 newly issued shares of Trikon common stock. The transaction should be consummated no later than Wednesday, April 17, 2002.

The private placement was made to a limited number of existing and new institutional investors and priced at $11.50 per share. The proceeds from the private placement will be approximately $12.6 million before deducting expenses and placement agent fees. Trikon will use the net proceeds from this private placement for working capital and general corporate purposes. Adams, Harkness & Hill served as placement agent for the transaction.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or an exemption from such registration or qualification is available.

About Trikon Technologies:

Trikon Technologies, Inc. develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) for use in the production of silicon, compound semiconductors, opto-electronic and waveguide devices. These semiconductor and optical devices are used in a broad range of products including computers, telecommunications, consumer products and automobiles. Trikon's website can be visited at www.trikon.com.


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Contact information:

Corporate contact, Carl Brancher                     +44 1633 414111
carl.brancher@trikon.com

US Investor Relations contact, Kevin Kirkeby         +1 212 309 1445
kkirkeby@golinharris.com

Press Relations contact, Karen Wright                +44 1633 474569
karen.wright@trikon.com



"Safe Harbor" Statement Under the Private Securities Litigation Act of 1995:
This news release contains certain forward-looking statements, including, but not limited to, the use of proceeds from the private placement. These forward-looking statements are subject to various risks and uncertainties that could cause results to differ materially, including, but not limited to, (1) that the semiconductor industry will experience conditions, such as changes in demand for various types of semiconductors, that will affect the demand for semiconductor production equipment and Trikon's products and that (2) Trikon will not adequately respond to technological developments impacting the semiconductor industry. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the Company's business, and should be read in conjunction with the more detailed cautionary statements included in the company's SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.